Exhibit 99.1

FOR IMMEDIATE RELEASE

MRV REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Ramp-up in FTTP Results in 44% Sequential Increase in Optical Component Revenues

Chatsworth, CA — October 21, 2004 – MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of scalable network infrastructure equipment and optical components for metro and Fiber-to-the-Premise solutions, today reported its results for the third quarter ended September 30, 2004.

Net loss for the third quarter of 2004 was $3.8 million, or $0.04 per share, compared to a net loss of $5.9 million, or $0.06 per share, for the third quarter of 2003 and a net loss of $3.1 million, or $0.03 per share, for the second quarter of 2004.

Revenues for the third quarter of 2004 were $62.9 million, compared to $56.8 million for the third quarter of 2003, an increase of 11% year-over-year. Revenues for the second quarter of 2004 were $67.2 million.

Noam Lotan, MRV’s president and CEO, commented, “Q3 was a strong quarter for MRV with a 44% sequential increase in our optical component revenues. Overall revenues grew 11% for the third quarter of 2004 compared to the same quarter last year, and were at the high end of our guidance. We are very pleased with our Fiber-to-the-Premises (FTTP) components business. We expect revenues for the fourth quarter to be within the range of $72 to $76 million, reflecting approximately 7% year-over-year growth, and a further improvement in the bottom line.”

Financial Highlight Presentation

A financial highlight and overview will be available in conjunction with the third quarter 2004 Teleconference and webcast discussed below. This presentation can be downloaded at www.mrv.com/investor/quarterly_center.php after 4:00 p.m. Eastern Time /1:00 p.m. Pacific Time on Thursday, October 21, 2004.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Mr. Lotan, Mr. Margalit and Mr. Gonen relating to the competitive environment in 2004 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release are subject to a number of risks and uncertainties, including the strength of the overall economy and the high-technology market in particular, competition, product development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications assumes no obligation to update the forward-looking statements contained in this press release.

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Simultaneous Teleconference and Webcast Information

MRV Communications will host a teleconference at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time on Thursday, October 21, 2004 to discuss the third quarter of 2004 results. To participate via telephone, the dial-in number is 617-801-9702, access code 66856588. Please call ten minutes prior to the scheduled conference call time. MRV Communications will offer its live and replay audio broadcast of the conference call at www.mrv.com/investor/quarterly_center.php.

Replay Information

A replay of the call will be available on MRV’s website, beginning on Thursday, October 21, 2004, at 8:00 p.m. Eastern Time/5:00 p.m. Pacific Time, at www.mrv.com/investor/quarterly_center.php . In addition, a replay will be available by telephone from 6:30 p.m. Eastern Time, October 21, 2004 to 6:30 p.m. Eastern Time, October 23, 2004 at 617-801-6888, access code 87311223.

Transcript of the MRV Teleconference Discussion

A transcript of the MRV Teleconference discussion will be available on MRV’s website at www.mrv.com/investor/quarterly_center.php , beginning at 8:00 p.m. Eastern Time/5:00 p.m. Pacific Time on Thursday, October 21, 2004.

About MRV Communications, Inc.

MRV provides optical ethernet access equipment and services, and optical components. MRV conducts its business along three principal segments: the networking group, the optical components group and development stage enterprises. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and console server equipment as well as specialized networking products for defense and aerospace applications. MRV’s optical components group designs, manufactures and sells optical communications components, primarily through its wholly owned subsidiary LuminentOIC, Inc. These components include components for Fiber-to-the-Premise, or FTTP, applications, fiber optic transceivers, and CWDM applications. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as MRV products. Such specialization enhances access to customers and allows MRV to penetrate targeted vertical and regional markets. For more information, call MRV at 818-773-0900 or visit our websites at www.mrv.com and www.luminentoic.com.

Investor Relations Contact

Diana L. Hayden, 818-886-6782, ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2004	2003	2004	2003
	(Unaudited)
Net revenue	$62,941	$56,817	$189,786	$169,892
Cost of goods sold	42,807	38,397	125,665	117,044

Gross profit	20,134	18,420	64,121	52,848
Operating costs and expenses:
Product development and engineering	6,373	8,088	18,516	23,714
Selling, general and administrative	16,855	16,841	53,681	45,457
Impairment of goodwill and other intangibles	—	356	—	356

Total operating costs and expenses	23,228	25,285	72,197	69,527

Operating loss	(3,094)	(6,865)	(8,076)	(16,679)
Other income (expense), net	81	(577)	(1,134)	(6,009)

Loss before provision for taxes and extraordinary gain	(3,013)	(7,442)	(9,210)	(22,688)
Provision for taxes	739	412	2,388	1,333

Loss before extraordinary gain	(3,752)	(7,854)	(11,598)	(24,021)
Extraordinary gain, net of tax	—	1,950	—	1,950

Net loss	$(3,752)	$(5,904)	$(11,598)	$(22,071)

Earnings per share:
Loss before extraordinary gain	$(0.04)	$(0.08)	$(0.11)	$(0.24)
Extraordinary gain, net of tax	$—	$0.02	$—	$0.02
Basic and diluted loss per share	$(0.04)	$(0.06)	$(0.11)	$(0.22)
Weighted average number of shares:
Basic and diluted	104,114	103,097	105,068	101,152

MRV Communications, Inc.

Balance Sheets

(In thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,401	$88,706
Short-term marketable securities	6,531	5,221
Time deposits	1,124	1,411
Accounts receivable, net	56,449	53,464
Inventories	45,569	35,799
Other current assets	4,323	5,379

Total current assets	180,397	189,980
Property and equipment, net	20,099	25,416
Goodwill	29,965	29,965
Long-term marketable securities	1,676	1,705
Deferred income taxes	1,778	2,594
Investments	3,063	3,063
Other assets	1,651	2,040

	$238,629	$254,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term obligations	$5,178	$2,905
Accounts payable	39,826	46,811
Accrued liabilities	25,630	25,523
Deferred revenue	3,288	3,754
Other current liabilities	2,280	2,936

Total current liabilities	76,202	81,929
Long-term debt	122	200
Convertible notes	23,000	23,000
Other long-term liabilities	4,442	4,215
Minority interest	5,164	5,291
Commitments and contingencies
Stockholders’ equity	129,699	140,128

	$238,629	$254,763